EXHIBIT 99.01
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              Cellegy Announces Agreement to Acquire Unique Product
                 for Treatment of Anal Fissures and Hemorrhoids

         Foster City, California, November 5, 1997 - Cellegy Pharmaceuticals, Inc. (Nasdaq SmallCap: CLGY) announced today that it has signed a legally binding letter of intent to acquire Anogesic(R) from Neptune Pharmaceutical Corporation of New York City. Anogesic is a nitroglycerin based product which, based on published studies on over 400 patients, appears to effectively heal anal fissures and hemorrhoids. These commonly occurring conditions are only partially treated by existing products and frequently require surgery.

         Under the terms of the agreement, Cellegy would acquire rights to Neptune's issued and allowed U.S. patents as well as related foreign patent applications which cover the use of any nitric oxide donors for the treatment of anal fissures, hemorrhoids and other conditions of the anorectum. The Company plans to initiate Phase III clinical trials of Anogesic in 1998.

         "Anogesic fits well within Cellegy's strategy of bringing innovative new therapies to markets where significant unmet medical needs exist and development times are relatively short," commented K. Michael Forrest, President and CEO of Cellegy. "With the addition of Anogesic, this brings to three the number of Cellegy products that are in late stage clinical development. Glylorin(TM), our lead product for the treatment of ichthyosis, has been licensed to Glaxo Wellcome and is now nearing completion of Phase III trials. Our transdermal testosterone gel for the treatment of testosterone deficiency in men over the age of 40 is expected to enter Phase III testing in 1998."

         Each year in the U.S. alone, some 9 million patients seek treatment from physicians for hemorrhoids. Of the approximately 200,000 new cases of anal fissures per year, over half require painful and expensive surgical intervention to effectively treat these conditions. Both conditions are principally a result of increased anal pressure generated by involuntary contraction of the anal sphincter, leading to extreme pain and bleeding. Despite the fact that existing treatments provide only partial symptomatic relief, sales of products currently used to treat fissures and hemorrhoids are estimated to be more than $500 million in the U.S., Europe and Japan.

         Anogesic, once administered, is rapidly metabolized to nitric oxide, a key neurotransmitter responsible for the relaxation of the anal sphincter. Anogesic will incorporate Cellegy's proprietary CELLEDIRM technology to assist in mitigating the inflammation usually present in these conditions. Clinical studies published in the New England Journal of Medicine and The Lancet have shown that nitroglycerin promotes healing and is capable of rapidly relieving intense anal pain. In the Lancet study, 80 patients with anal fissures were randomized to receive treatments with topical 0.2% nitroglycerin ointment or placebo. After 8 weeks, healing was observed in 26/38 (68%) patients treated with nitroglycerin and in 3/39 (8%) patients treated with placebo (p less than 0.0001).

         Neptune Pharmaceutical was founded by Dr. Stephen R. Gorfine, a prominent colorectal surgeon, whose pioneering work led to the discovery of Anogesic. Dr. Gorfine is an Assistant Clinical Professor of Surgery at Mt. Sinai Medical School in New York City and is board certified in colon and rectal surgery, general surgery and internal medicine. He will serve as a Cellegy consultant during the completion of the Phase III clinical trials.

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         Upon signing of the  agreement,  Cellegy  issued  approximately  33,100 shares of common  stock to  Neptune  and will,  at the  closing  of the  product
acquisition,   issue  to  Neptune  another  approximately  430,000  shares.  The agreement calls for future payments to be made in shares of Cellegy common stock upon the achievement of various milestones. No future royalties on sales will be payable to Neptune.

         Consummation of the Anogesic acquisition is subject to a number of terms and conditions, including completion of due diligence by Cellegy and other customary closing conditions. The Company currently expects the transaction to be concluded before December 31, 1997.

         Cellegy has filed a registration statement with the Securities and Exchange Commission relating to a proposed public offering of 2,250,000 shares of common stock. Oppenheimer & Co., Inc. will act as the underwriter of the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may only be made by means of a prospectus. A copy of the prospectus may be obtained from Oppenheimer & Co., Inc., Oppenheimer Tower, One World Financial Center, 200 Liberty Street, 39th Floor, New York, NY 10281, telephone number (212) 667-7000.

         This press release contains forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. Among, but not limited to these, are unexpected regulatory delays or difficulties relating to Anogesic or other products of Cellegy and the outcomes of future clinical trials relating to the acquired product. Additional information that could affect Cellegy's business and financial results are included in Registration Statement number 333-38179 filed with the Securities and Exchange Commission on October 17, 1997 and in Cellegy's annual and quarterly reports and other documents on file with the Securities and Exchange Commission.

For More Information:

Company Contacts: (650) 524-1600


Richard Juelis                              K. Michael Forrest
Vice President, Finance & CFO               President & CEO


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